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                                                                    Exhibit 10.4

                                LICENSE AGREEMENT

THIS LICENSE AGREEMENT  is dated the 15th day of October, 2001

BY AND BETWEEN          THE BUD JONES COMPANY, INC., a corporation
                        duly organized and existing under the laws of Nevada, with offices at 3640 S. Valley View Blvd., Las Vegas,
                        Nevada 89103 ("TBJ")

AND BOURGOGNE ET GRASSET, a corporation duly organized and existing under the laws of France with offices at Z.l. Beaune Savigny, 21200 Beaune, FRANCE
                        ("BG")
                        (BG and TBJ shall hereinafter be
                        collectively referred to in the
                        singular as the LICENSEE)

AND LASER LOCK TECHNOLOGIES INC., a corporation duly organized and existing under the laws of Nevada, with offices at 837, Lindy Lane, Bala Cynwyd, Pennsylvania, 19004, and its Affiliates as herein defined

                        (LICENSOR)


WITNESSETH:

WHEREAS, LICENSOR is the sole owner of a series of proprietary rights, patents and patent applications dealing with and relating to, amongst other things, technology relating to systems incorporating luminescent pigments;

WHEREAS, LICENSOR wishes to enter into a contractual arrangement with LICENSEE so as to provide LICENSEE with the non-exclusive use of the LL Technology for the products hereinafter defined in clause 1.06.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants here contained, the parties hereto hereby agree as follows:

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1.     DEFINITIONS

        1.01 "ACQUIRED" shall mean the number of casino chips and the number of pairs of dice sold, delivered, invoiced and for which payment has been received by LICENSEE;

        1.02 "AFFILIATES" shall mean any corporation which owns either party or is owned or controlled to the extent of at least fifty percent (50%) of the issued and voting stock of such corporation by either party;

        1.03 "DESIGN RIGHTS" shall mean design rights (whether registered or unregistered) which are owned or which may hereafter be owned by the Licensor and which relate to the Laser Lock Technologies:

        1.04    "EFFECTIVE DATE" of this Agreement shall be October 15, 2001;

        1.05 "LICENSEE REPORT" shall mean a written report, which shall list the customer (or customer code), and the number of units of Non-Exclusive Products Acquired by such customer of the Licensee during the preceding Quarterly Royalty Period;

        1.06 "LL TECHNOLOGY" shall mean (i) the technology relating to the systems incorporating luminescent pigments which are enacted by near infrared (NIR), (ii) the technology relating to the preparation and mixing of the LICENSOR'S "up-converters" pigments and phosphors which convert NIR light into visible;
                (iii) the technology relating to the excitation sources necessary for up-converting phosphors and LICENSOR'S pigments;
                (iv) all Design Rights and includes without limitation all granted patents and patent applications together with any granted patent arising from such applications {collectively, the "PATENTS");

        1.07 "NON-EXCLUSIVE PRODUCTS" shall mean and shall be restricted to casino chips and pairs of casino dice which incorporate the LL Technology when used for gambling purposes;

        1.08 "QUARTERLY ROYALTY PERIOD" a shall mean the period of three (3) calendar months commencing as of the Effective Date, and every three (3) month period thereafter during the Term;

        1.09 "ROYALTY PERIOD" shall mean a period of twelve (12) calendar months commencing on the Effective Date and every twelve (12) month period thereafter so long as this Agreement remains in effect;

        1.10    "TERM" shall mean the time period contemplated by Article 6;

        l.11    "TERRITORY" shall mean the world.

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2.     LICENSE

        2.01 THE LICENSOR hereby licenses and grants to LICENSEE the non-exclusive right to use the LL Technology to market, promote, sell, manufacture, and have manufactured Non-Exclusive Products or components of Non-Exclusive Products in the Territory;

3.     SUPPLY OF RAW MATERIALS

        3.01 THE LICENSOR shall sell to LICENSEE all pigment required by LICENSEE in order that the LICENSEE may mix its own ink for use on and with Non-Exclusive Products, the whole at the LICENSOR'S then prevailing most favorable selling price of pigment to any other party. The pigment selling price as of the Effective Date is Three Hundred Forty-Nine dollars (US$349.00) per kilo, and no changes to the selling price will be made except upon written notice given to LICENSEE at least thirty (30) days prior to the effective date of such change;

        3.02 THE LICENSOR also agrees to supply the LICENSEE with such amount of laser lights as LICENSEE may require, provided that the LICENSEE gives the LICENSOR sufficient and adequate notice so as to allow LICENSOR sufficient time to supply the requested amount to the LICENSEE. The LICENSEE shall pay the LICENSOR'S cost for such laser lights plus fifteen percent (15%) of LICENSOR'S cost. The current LICENSOR'S cost is $150.00 (plus the 15% if ordered by the LICENSEE);

        3.03 LICENSEE shall pay LICENSOR for the pigments ordered in compliance with clause 3.01 and for laser lights ordered in compliance with clause 3.02 within a period of forty-five (45) days following the date of invoice;

        3.04 Should LICENSOR'S cost for the laser lights be increased, then the LICENSOR shall give the LICENSEE a notice of such need to change price. The new price shall continue to be based upon the actual cost to the LICENSOR, whose records for laser lights costing shall be subject to inspection and audit by the LICENSEE or its duly authorized representatives. In any and all cases the price should always be the actual cost of purchase by the Licensor from third parties (plus fifteen percent (15% of LICENSOR'S cost)):

        3.05 LICENSOR warrants that all pigments and laser lights shipped and delivered to the LICENSEE will be in accordance with samples previously submitted to the LICENSEE, who hereby acknowledges having received and inspected same. It is agreed that no implied warranty or warranties shall arise out of or in connection with any sale or sales by the LICENSEE to third parties; and the liability of the LICENSOR shall at all times and for whatever occurrence be limited to the replacement of defective material within a reasonable time after being notified in writing by the
                LICENSEE:

4.     CONSIDERATION

        4.01 In consideration of the rights granted to LICENSEE under this Agreement for the LL Technology. LICENSEE agrees to pay to the LICENSOR royalties in accordance with the clauses hereinafter following;

        4.02 For each Royalty Period commencing on the Effective Date. LICENSEE shall pay to LICENSOR at the times and in the manner set out in clauses 4.03 and 5.02 hereof

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                either (1) the minimum annual royalty of $25,000.00 (as set forth in clause 4.03) or (2) the sum of $0.02 for each casino chip and $0.03 per pair of dice, which incorporate the LL Technology, Acquired by LICENSEE's customers during the Royalty Period; whichever amount is greater;

        4.03 The minimum annual royalty fee of Twenty-Five Thousand Dollars ($25,000.00) shall be paid by LICENSEE to LICENSOR by way of four quarterly payments of Six Thousand Two Hundred and Fifty Dollars ($6,250.00) ("Quarterly Minimum Royalty") for each Quarterly Royalty Period with payment beginning on the Effective Date and thereafter payment shall continue to be made on the first day of each succeeding quarter;

        4.04 In addition to the minimum royalty fee to be paid by the LICENSEE to the LICENSOR in accordance with clause 4.02 and 5.02 hereof, the LICENSEE shall pay to the LICENSOR during each Quarterly Royalty Period the amount arrived at by multiplying the number of units of the Non-Exclusive Products Acquired by LICENSEE's customers in such Quarterly Royalty Period by two cents ($0.02) (in the case of casino chips) or three cents ($0.03) (in the case of pairs of dice) less the Quarterly Minimum Royalty; however, in no event shall the total quarterly royalty be less than $6,250.00;

        4.05 Notwithstanding anything to the contrary herein, the maximum royalty for any Royalty Period shall not exceed the sum of $0.02 for each casino chip Acquired and $0.03 for each pair of dice Acquired by LICENSEE's customers during the Royalty Period; consequently, any necessary adjustment will be made to the fourth quarterly royalty payment in each Royalty Period.

5.     RECORD AND REPORTS

        5.01 LICENSEE agrees to keep accurate accounts and complete records in sufficient detail to record the number of Non-Exclusive Products Acquired by its customers for the Territory during each Quarterly Royalty Period or so that the amount of the additional payments due to LICENSOR may be ascertained.

        5.02           LICENSEE shall deliver to LICENSOR:

                i) commencing with the Quarterly Royalty Period beginning on the Effective Date, no later than sixty (60) days after the close of each Quarterly Royalty Period; and

                ii)    after the termination of this agreement

                       a statement specifying the information referred to in clause 5.01 hereof and in such form and containing such details as LICENSOR reasonably requires substantiating the number of Non-Exclusive Products Acquired by LICENSEE's customers in the Territory during the preceding Quarterly Royalty Period. LICENSEE shall, at the same time as providing the said statement, also remit the amount of any royalties due in accordance with the statement. The receipt or acceptance by LICENSOR of any statements furnished pursuant to this Agreement or any royalty payments paid hereunder (or the cashing of any checks paid hereunder) shall not preclude LICENSOR from questioning the correctness thereof at any time and in the event that inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified and appropriate payments shall immediately be made by LICENSEE or credit given to LICENSEE by LICENSOR, as may be appropriate;

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        5.03    If LICENSEE fails to deliver such a statement to LICENSOR within sixty (60) days of the end of the particular period, LICENSOR, in addition to any other rights and on not less than ten (10) days prior notice to LICENSEE may employ an independent auditor qualified to practice and practicing in the United States, to examine such books and records of LICENSEE as may be necessary to enable him to report upon and certify the amount of Non-Exclusive Products Acquired by LICENSEE's customers and LICENSEE will promptly pay to LICENSOR the cost thereof as additional royalty;

        5.04 LICENSEE agrees, upon request by LICENSOR, to permit an auditor qualified to practice and practicing in the United States, who may be designated by either party, to have access during normal business hours at least once annually on twenty (20) business days' notice, to audit such books and records as may be necessary to determine the correctness of any report or payment made under this Agreement. On request, with reasonable notice, LICENSEE will make available at its offices, all relevant books of account and records;

        5.05 If any audit reveals a discrepancy between the amount payable to LICENSOR and the amounts actually paid to LICENSOR and if that discrepancy exceeds five percent (5%) of the amounts payable as determined in the audit, LICENSEE shall pay all of LICENSOR'S reasonable costs associated with such audit. Otherwise, all costs associated with any audit shall be the responsibility of LICENSOR;

        5.06 LICENSEE shall be entitled to receive copies of all audit reports prepared pursuant to this Article 5.

6.     TERM AND TERMINATION

        6.01 This Agreement shall commence on October 15, 2001, "and shall continue until 7:00 o'clock in the afternoon (Las Vegas time) of October 15, 2002 (unless terminated as hereinafter provided); and shall thereafter automatically renew from year to year, unless and until terminated as provided for in clause 6.02 or clause 6.03 hereof;

        6.02 Only LICENSEE shall have the option of terminating this Agreement in the following circumstance:

                6.02.1 by not less than ninety (90) days' notice in advance and in writing, to LICENSOR prior to October 15, 2002 or prior to each October 15th thereafter as may be applicable;

        6.03 Either LICENSEE or LICENSOR shall have the option of terminating this Agreement in the following circumstances:

                6.03.1 If a party shall go into liquidation whether voluntary or compulsory, shall be commenced, then the other party may within 60 days, at its sole and absolute discretion, by notice in writing, forthwith terminate this Agreement, failing which notice this Agreement shall continue to remain in full force and effect;

                6.03.2 If a party shall breach any material term or condition of this Agreement, and shall fail to cure or initiate the cure of such material breach within thirty (30) days after receipt of written notice from the other party specifying the nature of the material in full detail, the non-breaching party may

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                       forthwith terminate this Agreement by notice in writing,
                       failing which notice this Agreement shall continue to remain in full force and effect. Notwithstanding the foregoing, in the event of a dispute between LICENSEE and LICENSOR as to whether a material breach has occurred or been cured, LICENSOR shall continue to manufacture and supply inks to LICENSEE and LICENSEE shall continue to pay for such inks, pursuant to Articles 3 and 11, until and unless otherwise directed by the arbitrators pursuant to Article 14 thereof;

7.     WARRANTIES, LIMITATIONS OF LIABILITY, AND HOLD HARMLESS

        7.01 Each party expressly saves and holds the other party, and any Affiliates, harmless from any and all liability of any kind or nature whatsoever to customers and to other third parties which may arise from its negligent acts or omissions;

        7.02 LICENSOR warrants that (a) LICENSOR is the sole and exclusive owner of the LL Technology, including without limitation any PATENTS associated therewith (b) LICENSOR has the unqualified right to enter into this Agreement and perform its terms, (c) LICENSOR has not and will not enter into any agreement which is inconsistent with "LICENSOR'S" obligations and undertakings to LICENSEE under this Agreement, (d) any pigment sold to LICENSEE will conform to samples previously provided, and (e) the licenses and rights granted pursuant to this Agreement, when used as intended and without unauthorized modification, do not violate any right or infringe any patent, copyright or other protection of intellectual property belonging to any third party. LICENSOR agrees to defend, indemnify, and hold harmless the LICENSEE and LICENSEE's principals, directors, officers, employees, and/or agents from and against any and all liabilities, penalties, claims, demands, suits, and causes of action of any nature whatsoever, whether groundless or otherwise (collectively, "Claims"), and any and all damages, costs and expenses sustained or incurred (including cost of defense, settlement, and attorney's fees) asserted by or on behalf of any person or entity arising out of the licenses or rights or intended uses granted by LICENSOR pursuant to this Agreement, or the LL Technology applied pursuant to this Agreement, including, without limitation, any Claim asserted against LICENSEE that its use of the rights and/or technology contemplated in the Agreement infringe any patent copyright or as otherwise needed for the protection of intellectual property generally, whether such Claim is valid or baseless and wherever it may arise;

        7.03 Except as herein expressly stated (a) there are no warranties, expressed or implied, by operation of law or otherwise for any item furnished hereunder, (b) LICENSOR disclaims any implied warranty of merchantability or fitness for a particular purpose, and (c) in no event shall LICENSOR or its Affiliates, be liable for any incidental, indirect or consequential damages in connection with or arising out of this Agreement;

        7.04 LICENSOR hereby represents and warrants that the LL Technology, including the luminescent pigments, the NIR, the "up-converters," and all other materials which incorporate the LL Technology as contemplated by this Agreement, when used in the intended manner as per the instructions to be provided by LICENSOR; are neither harmful nor dangerous. The representations and warranties expressed herein continue beyond the Effective Date.

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8.     CONFIDENTIALITY

        8.01 LICENSEE shall keep secret and confidential the LL Technology and/or Design Rights made available to it by LICENSOR and shall not disclose the same other than to permitted sublicenses, ink manufacturers, and those Directors and employees of LICENSEE or any Affiliate of LICENSEE who may be deemed to have a legitimate reason to be party to the LL Technology and/or Design Rights;

        8.02 LICENSOR shall keep secret and confidential the terms and conditions of this Agreement and any information which LICENSEE passes to LICENSOR hereunder, and not disclose the same except to its own employees as necessary to carry out the purposes of this Agreement, or, with respect to the terms and conditions of this Agreement, as may be necessary to comply with applicable federal securities or other laws;

        8.03 The obligations of secrecy undertaken by both parties pursuant to this Article 8 shall not apply to information which:

                8.03.1 is already, or which subsequently becomes generally known to the public through no fault of the recipient; or

                8.03.2 the recipient can demonstrate was known to the recipient prior to the date disclosed. For the purposes hereof, that which the recipient can demonstrate was known will be that which the recipient can establish by written evidence was known to it at the date disclosed; or

                8.03.3 is received from a third party, provided that such third party is lawfully entitled to disclose the same; or

                8.03.4 is disclosed in any patent or patent application which may publish;

        8.04 The obligations of secrecy pursuant to this Article 8 will expire on the tenth anniversary of the termination of this Agreement as hereinabove provided;

        8.05 The provisions of this Article 8 contain the entire understanding and agreement between the parties with respect to matters dealing with confidentiality and cannot be amended, modified or supplanted in any respect except by a subsequent written agreement entered into by both parties. If either party is required by a court of law or government agency to disclose information otherwise deemed confidential under this Article 8, it shall give the other party prompt written notice of such requirement prior to such disclosure and assistance in obtaining and order protecting the information from public disclosure;

9.     IMPROVEMENTS

        9.01 During the term of this Agreement, each party shall disclose to the other party any improvements to the LL Technology and/or Design Rights which the first party may discover or which comes into its possession. Any such improvements shall, from the time of the party's knowledge, conception or development, be the property of LICENSOR. Upon request by LICENSOR,

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                the LICENSEE shall execute and deliver to LICENSOR such
                instrument as LICENSOR may reasonably request in order to achieve such industrial or intellectual property status as LICENSOR shall deem appropriate to perfect the assignment of the rights so granted by the LICENSEE to LICENSOR; provided, however, that LICENSEE shall have a perpetual, irrevocable, non-exclusive, and royalty-free license for any such improvements which LICENSEE discovers or which come into its possession;

10.    MISCELLANEOUS

        10.01 Neither the LICENSEE nor LICENSOR shall be in default under this Agreement nor be liable for any failure to perform or for any delay in performance resulting from any cause beyond its/their reasonable control including compliance with any regulations, orders or act of any federal, provincial, state or municipal government, or any department or agency thereof, civil or military authority, acts of God, acts or omissions of the other party, fires, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, hostilities or riots, delays or shortages in transportation or inability to obtain labor, manufacturing facilities or material;

        10.02 Each of the parties shall bear all taxes imposed on each of them as a result of the existence or operation of this Agreement including, but not restricted to, any tax on or measured by any payment required to be made by it hereunder, any registration tax, any tax imposed with respect to the granting of, or transfer of, licenses or other rights or payments hereunder;

        10.03 This Agreement may be varied or amended only by the written agreement of the parties hereto through their duly authorized officers or representatives;

        10.04 In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and:

                i)   Personally delivered;

                ii)  Sent by postage prepaid registered mail, or

                iii) Transmitted by telex or facsimile to the parties at the addresses first hereinbefore listed or to such other addresses as the parties may notify each other.

        10.05 The relationship between the parties shall be governed by the terms of this Agreement, and the terms of a certain Escrow Agreement being executed contemporaneously, and shall not extend to other activities, transactions or contracts;

        10.06 If any provision of this Agreement is held illegal, such provision shall be severed from this Agreement and shall be inoperative. The parties shall use their best endeavors to replace the severed provision with a new provision which is not illegal and which follows the principles of the severed provision as closely as legally possible. The remainder of this Agreement shall remain binding on the parties hereto;

        10.07 No waiver of breach of any of the provisions of this Agreement shall be construed to be a waiver of any succeeding breach of the same or any other provision;

        10.08 This Agreement may be executed in any number of counterparts. Any single counterpart or set of counterparts signed, in either case, by the parties hereto, shall constitute a full and original Agreement for all purposes;

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        10.09   The descriptive heading of the several articles of this
                Agreement are inserted for convenience only and do not constitute a part of this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Escrow Agreement;

        10.10 The preamble hereof shall be deemed to form part of this Agreement for all purposes;

        10.11 Laser Lock agrees to proceed in good faith, at its own cost, to develop new laser lights which will better facilitate use in the casinos, e.g., hands-free fixed base lights which will automatically turn on when a chip is waved in front of the light

        10.12 The parties to this Agreement acknowledge that prior to the execution of this Agreement approximately 150,000 casino chips using the LL Technology have already been ordered (with an anticipated delivery date in late October 2001); therefore, the parties agree that every term and condition of this Agreement will be applied to said casino chips.

11.    SUPPLY OF PIGMENTS

        11.01 LICENSOR agrees that it will timely supply LICENSEE with pigment proprietary to LICENSOR in accordance with the terms and conditions of clause 3.01 hereof. The obligation to supply such pigments shall apply only for that quantity of pigment that is ordered, by a purchase order emanating from the LICENSEE and which is received by LICENSOR at least fourteen (14) days prior to the requested delivery date;

        11.02 LICENSOR further agrees that upon request by LICENSEE it will provide statements justifying its most favorable selling price for the pigments;

12.    GOVERNING LAW.

        12.01 This Agreement shall be governed by the laws of the State of Nevada. Any action in equity seeking to enforce or interpret this Agreement shall only be brought in a state or federal court serving Clark County, Nevada, and both parties hereby consent to personal jurisdiction and venue in Clark County, Nevada;

13.    BINDING EFFECT ASSIGNMENT

        13.01 This Agreement may not be assigned or otherwise transferred by either party, in whole or in part, whether voluntarily or by operation of law, without the written consent of the other party, which consent shall not be unreasonably withheld, except that the LICENSEE or the LICENSOR may assign this Agreement to an Affiliate without consent;

14.    ARBITRATION
        14.01 In the event of any dispute, difference or question arising between the parties in connection with this Agreement, or any clause or the construction thereof, or the rights, duties or liabilities of either party, which cannot be amicably resolved by the parties then and in every such case, unless the parties concur in the appointment of a single arbitrator, the matter of difference shall be referred to three (3) arbitrators, one to be appointed by each party, and the third to be nominated by the two so selected by the parties, or if they cannot agree on a third, by the Las Vegas, NV office of the American Arbitration Association ("AAA")

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        14.02   In the event that either party, within thirty (30) days of any notification made to it of the demand for arbitration by the other party, shall not have appointed its arbitrator, such arbitrator shall be appointed by the AAA. Arbitration shall take place at the AAA's Las Vegas, NV office (or closest office thereto) under the AAA's Commercial Rules. The arbitrators must base their decision on this Agreement and their decision shall be binding on both parties and may he enforced by any court of competent jurisdiction;

15.    ATTORNEY'S FEES

        15.01 If any proceeding is instituted to enforce or construe the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorney's fees and costs.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives thereunto duly authorized as of the date first hereinabove written.



        THE BUD JONES COMPANY, INC,

        /s/ [graphic of signature]
        --------------------
        By: Gerard P. Charlier
        Its: President/CEO



        BOURGOGNE ET GRASSET

        /s/ [graphic of signature]

        --------------------
        By: Gerard P. Charlier
        Its: President/CEO



        LASERLOCK TECHNOLOGIES, INC.

        /s/ [graphic of signature]
        --------------------
        By: Norman Garner
        Its: President



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